Exhibit 99.2

October 27, 2016

Twitter Announces Third Quarter Results

Reports Accelerating Year-over-Year Growth for Daily Active Usage for Second Consecutive Quarter and 317 Million Monthly Active Users, up 3% Year-over-Year

Announces Restructuring and Headcount Reduction of 9% of Global Workforce

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its fiscal 2016 third quarter ended September 30, 2016.

The company posted quarterly revenue of $616 million, up 8% year-over-year. Quarterly GAAP net loss was $103 million, or ($0.15) per diluted share, with quarterly non-GAAP net income of $92 million, or $0.13 per diluted share. Average monthly active users (MAUs) were 317 million for the quarter, up 3% year-over-year and compared to 313 million in the previous quarter. Average daily active usage (DAU) grew 7% year-over-year, an acceleration from 5% in Q2 and 3% in Q1.

Advertising revenue totaled $545 million, an increase of 6% year-over-year. Mobile advertising revenue was 90% of total advertising revenue. Data licensing and other revenue totaled $71 million, an increase of 26% year-over-year. U.S. revenue totaled $374 million, an increase of 1% year-over-year. International revenue totaled $242 million, an increase of 21% year-over-year.

Twitter also announced a restructuring and reduction in headcount of approximately 9% of its global workforce. The restructuring, which focuses primarily on reorganizing the company’s sales, partnerships, and marketing efforts, is intended to create greater focus and efficiency to enable Twitter’s goal of driving toward GAAP profitability in 2017.

“Our strategy is directly driving growth in audience and engagement, with an acceleration in year-over-year growth for daily active usage, Tweet impressions, and time spent for the second consecutive quarter,” said Jack Dorsey, Twitter’s CEO. “We see a significant opportunity to increase growth as we continue to improve the core service. We have a clear plan, and we’re making the necessary changes to ensure Twitter is positioned for long-term growth. The key drivers of future revenue growth are trending positive, and we remain confident in Twitter’s future.”

“We’re getting more disciplined about how we invest in the business, and we set a company goal of driving toward GAAP profitability in 2017,” said Anthony Noto, Twitter’s CFO. “We intend to fully invest in our highest priorities and are de-prioritizing certain initiatives and simplifying how we operate in other areas. Over time, we will look to invest in additional areas, as justified by expected returns and business results. In addition, our live strategy is showing great progress. We’ve received very positive feedback from partners, advertisers and people using the service, and we’re pleased with the strong audience and engagement results.”

Twitter estimates that it will incur approximately $10 million to $20 million of cash expenditures as a result of the workforce restructuring, substantially all of which are severance costs, and $5 million to $10 million of non-cash expenditures, consisting primarily of stock-based compensation expense. The company expects to recognize most of the pre-tax workforce restructuring charges in Q4 2016.

Outlook

Twitter today updated its outlook for the full year 2016 and provided guidance for the fourth quarter of 2016.

As detailed below, in light of the reorganization of the company’s sales force from three sales channels to two, the company is not providing specific revenue guidance for the fourth quarter and full year 2016. The transition of accounts will take place over the course of the fourth quarter. Because the effects of this transition could have an impact on the company’s revenue performance, there is a wider range of potential revenue outcomes.

For full year 2016, Twitter expects:

•Adjusted EBITDA to be in the range of $700 to $715 million;

•Adjusted EBITDA margin on GAAP revenue to be 27.5% to 28%; and

•Capital expenditures to be no more than $360 million.

Additionally, for the fourth quarter, Twitter expects:

•Stock-based compensation expense to be in the range of $150 to $160 million;

•GAAP share count to be in the range of 715 to 720 million shares;

•Non-GAAP share count to be in the range of 725 to 735 million shares.

Twitter’s complete third quarter 2016 financial results can be found by accessing the company’s Shareholder Letter at: https://investor.twitterinc.com/releases.cfm

Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, October 27, 2016, at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your questions to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @twitter and @TwitterIR as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is what’s happening in the world right now. From breaking news and entertainment to sports and politics, from big events to everyday interests. If it’s happening anywhere, it’s happening first on Twitter. Twitter is where the full story unfolds with all the live commentary and where live events come to life unlike anywhere else. Twitter is available in more than 40 languages around the world. The service can be accessed at Twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its GAAP and non-GAAP guidance, strategies, drivers of revenue growth, goals of reaching profitability in a specified time period, expectations regarding restructuring charges, expectations of audience and engagement growth, the development of, investment in and demand for its products, product features and services, including video, and product and business plans, including those relating to Twitter’s product roadmap, audience growth and engagement and product changes. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. The forward-looking statements in this release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

A Note About Metrics

Twitter defines monthly active users (MAUs) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website, desktop or mobile applications, SMS or registered third-party applications or websites in the 30-day period ending on the date of measurement. Average MAUs for a period represent the average of the MAUs at the end of each month during the period. Twitter defines daily active usage or users (DAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website or mobile applications on any given day. Average DAUs for a period represent the average of the DAUs at the end of such period. In the past, Twitter has discussed DAUs and the ratio of MAUs to DAUs. In those instances, for comparability and consistency with MAUs, DAUs also included users who accessed Twitter through our desktop applications and third-party properties.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including non-GAAP net income and non-GAAP diluted EPS. Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, the income tax effects related to acquisitions, and restructuring charges. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count.

Twitter uses the non-GAAP financial measures of non-GAAP net income and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that non-GAAP net income and non-GAAP diluted EPS, among others, help identify underlying trends in its business that could otherwise be masked by the effect of the expenses that it excludes in non-GAAP net income and non-GAAP diluted EPS. Twitter also believes that non-GAAP net income and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter has not reconciled Adjusted EBITDA guidance to GAAP net loss because it does not provide guidance on GAAP net loss or the reconciling items between Adjusted EBITDA and GAAP net loss, other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of net loss and such reconciling items will have a significant impact on its Adjusted EBITDA and Adjusted EBITDA margin. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

Contacts

Press:

Kristin Binns

kbinns@twitter.com

Investors:
Cherryl Valenzuela

ir@twitter.com

TWITTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss and net loss per share:
Net loss	$(102,871)	$(131,690)	$(289,819)	$(430,795)
Weighted-average shares used to compute net loss per share:
Basic and diluted	704,359	670,604	698,104	655,721
Net loss per share:
Basic and diluted	$(0.15)	$(0.20)	$(0.42)	$(0.66)
Non-GAAP net income and net income per share:
Net loss	$(102,871)	$(131,690)	$(289,819)	$(430,795)
Stock-based compensation expense	158,527	165,921	477,138	523,869
Amortization of acquired intangible assets	16,572	14,481	42,118	39,241
Non-cash interest expense related to convertible notes	18,650	17,495	55,590	51,139
Non-cash expense related to acquisitions	—	—	—	926
Income tax effects related to acquisitions	863	777	2,318	(22,370)
Restructuring charges	—	—	47	—
Non-GAAP net income	$91,741	$66,984	$287,392	$162,010
GAAP diluted shares	704,359	670,604	698,104	655,721
Dilutive equity awards (1)	16,492	29,474	12,559	38,916
Non-GAAP diluted shares	720,851	700,078	710,663	694,637
Non-GAAP diluted net income per share	$0.13	$0.10	$0.40	$0.23
(1)

Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.